ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Capital Market: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

ESCALON® MEDICAL CORP. COMPLETES $1.1 MILLION
PRIVATE EQUITY FINANCING

Wayne, PA – November 21, 2008 — Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced that on November 20, 2008 has completed a $1,100,000 private placement of common stock and common stock purchase warrants to accredited and institutional investors. The Company sold 1,000,000 shares of common stock at $1.10 per share. The investors also received warrants to purchase an additional 150,000 shares of common stock at an exercise price of $1.21 per share. The warrants cannot be exercised for 181 days. The net proceeds to the Company from the offering, after fees and expenses, will be approximately $1,029,000. Barrett & Company of Providence Rhode Island, acted as placement agent on behalf of the Company in the private placement.

“As the world is captivated by the magnitude of the unfolding economic crisis, which led to a dramatic increase in the cost of capital; we thought it prudent to secure private equity financing at this time. We believe that the new funding will enable us to strengthen our balance sheet and provide additional working capital for general corporate purposes during this trying economic environment,” commented Richard J. DePiano, Chairman and Chief Executive Officer.

As the result of the private placement, Escalon Medical will have 7,413,930 shares of common stock outstanding, not including the shares issuable upon the exercise of the warrants.

The shares were offered in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities laws, and the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Escalon Medical has agreed to file a registration statement covering the resale by the investors of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

Founded in 1987, the Company (http://www.escalonmed.com) develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company’s distribution capabilities, although such partnerships or acquisitions may not occur. The Company has headquarters in Wayne, Pennsylvania and operations in Long Island, New York, New Berlin, Wisconsin, Lawrence, Massachusetts, Dallas, Texas, Waterbury, Connecticut, Miami, Florida and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company business units, including the ability to make acquisitions and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions

•	new product development, commercialization, manufacturing and market acceptance of new products,.

Other factors include uncertainties and risks related to:

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by the Company or third parties,

•	introduction of competitive products,

•	ability to reduce staffing and other costs and retain benefit of prior reductions

•	third party reimbursement and physician training, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s reports on Form 10-K for year ended June 30, 2008 and Form 10-Q for the quarter ended September 30, 2008, and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.